Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Second Quarter 2013 Results and Provides Operational Update on its Gulf of Mexico and West Africa Drilling Operations

HOUSTON, TX— July 30, 2013 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $79 million, or $0.19 per basic and diluted share for the second quarter of 2013, compared to a net loss of $141 million, or $0.35 per basic and diluted share, for the second quarter of 2012.  The current quarter included $17 million, or $0.04 per share for the impairment of expenditures associated with the Diaman #1 well, and $16 million, or $0.04 per share for the impairment of expenditures associated with the Cameia-2 DST.

Expenditures (excluding changes in working capital) for the quarter ending June 30, 2013 were approximately $204 million.  These expenditures are consistent with previously announced 2013 cash expenditures of between $750 and $900 million for the year 2013.  Cobalt’s cash, cash equivalents, and investments at the end of the second quarter were approximately $2.3 billion.  This includes about $400 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $117 million in the TOTAL drilling fund for the Gulf of Mexico.

Operational Update

Cobalt today provided an update on its drilling operations.  In the deepwater Gulf of Mexico, Cobalt is continuing its drilling operations on the Ardennes #1 exploratory well in Green Canyon 896. Ardennes #1 is targeting both Miocene and Inboard Lower Tertiary reservoirs. Results are expected in the third quarter of 2013. Cobalt, as operator, owns a 42 percent working interest in the Ardennes #1 well.

In West Africa, Cobalt is drilling two deepwater wells offshore Angola.  On Angola Block 21, Cobalt commenced drilling the Mavinga #1 Pre-salt exploratory well with the Diamond Ocean Confidence rig on May 3, 2013.  Additionally, Cobalt commenced drilling the Lontra #1 Pre-salt exploratory well on Angola Block 20 with the new-build Petroserv SSV Catarina rig on May 21, 2013.  Results from both of these wells are expected in the second half of 2013.  Cobalt, as operator, owns a 40 percent working interest in both the Mavinga #1 and the Lontra #1 wells.

Cobalt is also participating in the Total-operated Diaman #1 Pre-salt exploratory well on the Diaba block offshore Gabon.  The Diaman #1 well was spud on April 17, 2013; however this well had to be re-spudded due to mechanical problems with the original wellbore.  Results from the Diaman #1 well are expected in the third quarter of 2013.  Cobalt owns a 21.25 percent working interest in the Diaman #1 well.

In May, 2013, Cobalt, along with Anadarko, as operator, and its other partners in the Heidelberg field in the U.S. Gulf of Mexico, formally sanctioned the development project for Heidelberg. Anadarko has indicated that it expects first production from the Heidelberg field in 2016. Cobalt owns a 9.375 percent working interest in the Heidelberg field.

Cobalt continues its pre-development activities for its Cameia field in Angola Block 21.  During the second quarter, Cobalt conducted a variety of subsurface evaluations and acquired a new 3D seismic survey on Cameia to help refine and mature potential well locations for a variety of development scenarios.  Cobalt anticipates formal sanction of Cameia to occur in 2014, with first production from Cameia in 2017, assuming continued alignment with its partners and Sonangol.  Cobalt is the operator of and owns a 40 percent working interest in the Cameia field.

With respect to appraisal and pre-development efforts on the Cobalt-operated North Platte discovery, Cobalt is in the process of acquiring a 5,200 square mile 3D seismic survey over the greater North Platte area and has begun the initial processing of this data. This 3D seismic survey is designed to further improve the sub-salt imaging over the North Platte discovery as well as several other Inboard Lower Tertiary prospects in which Cobalt has working interests. This newly acquired and re-processed 3D seismic data will be used to optimize potential appraisal and development well locations on North Platte. In addition, Cobalt is currently conducting a number of studies to support appraisal and pre-development efforts on North Platte.  Cobalt is the operator of and owns a 60 percent working interest in the North Platte discovery.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s second quarter 2013 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 417792. The replay will be available until August 13, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom—Events & Speeches section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-

looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Richard A. Smith Vice President, Investor Relations, Compliance and Risk Management +1 (713) 579-9141	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2013	2012	2013	2012
	($ in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses
Seismic and exploration	4,557	12,006	26,875	29,355
Dry hole expense and impairment	35,709	111,355	103,877	116,679
General and administrative	24,652	18,482	46,159	33,322
Depreciation and amortization	447	312	906	513
Total operating costs and expenses	65,365	142,155	177,817	179,869
Operating income (loss)	(65,365)	(142,155)	(177,817)	(179,869)
Other income (expense)
Gain on sale of assets	1,496	—	2,993	—
Interest income	1,619	1,432	3,144	2,615
Interest expense	(16,568)	—	(35,225)	—
Total other income (expense)	(13,453)	1,432	(29,088)	2,615
Net income (loss) before income tax	(78,818)	(140,723)	(206,905)	(177,254)
Income tax expense	—	—	—	—
Net income (loss)	$(78,818)	$(140,723)	$(206,905)	$(177,254)

Basic and diluted income (loss) per share	$(0.19)	$(0.35)	$(0.51)	$(0.44)
Weighted average common shares outstanding	406,916,569	406,122,827	406,733,954	400,113,132

Consolidated Balance Sheet Information:

	June 30, 2013	December 31, 2012
	($ in thousands)
Cash and cash equivalents	$291,348	$1,425,815
Short-term restricted funds	181,971	90,440
Short-term investments	1,289,193	789,668
Total current assets	1,979,534	2,456,742
Total property, plant and equipment	1,274,035	1,099,756
Long-term restricted funds	213,293	395,652
Long-term investments	295,222	36,267
Total assets	3,799,542	4,011,459
Total current liabilities	164,138	160,956
Total long-term liabilities	1,140,751	1,161,285
Total stockholders’ equity (406,920,372 and 406,596,884 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively)	2,494,653	2,689,218
Total liabilities and stockholders’ equity	3,799,542	4,011,459

Consolidated Statement of Cash Flows Information:

	For Six Months Ended June 30,
	2013	2012
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(233,124)	$(75,164)
Investing activities	(900,248)	(464,798)
Financing activities	(1,095)	489,486